Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made effective this 29th day of August 2013, (the “Effective Date”) by and between SAJAN, INC., a Delaware corporation having its principal executive offices in the State of Wisconsin (the “Company”) and THOMAS P. SKIBA, an individual resident of the State of Minnesota (the “Employee”).

RECITALS

WHEREAS, the Company wishes to employ the Employee to render services for the Company on the terms and conditions set forth in this Agreement, including the terms of the Restrictive Covenant Agreement attached to this Agreement; and

WHEREAS, the Employee wishes to be retained and employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employee and the Company desire to enter into this Agreement, upon the terms and conditions hereinafter set forth.

AGREEMENT

1.          Employment; Duties.

1.1          The Company hereby agrees to employ the Employee, and the Employee hereby accepts such employment. The Employee shall serve, on a full-time basis, as the Chief Financial Officer of the Company at the Company’s River Falls, Wisconsin location. The Employee will render such business and professional services in the performance of the Employee’s duties, consistent with the Employee’s position within the Company, as shall reasonably be assigned to Employee by the Company’s Chief Executive Officer.

1.2          During his employment with the Company, the Employee will perform Employee’s duties faithfully and to the best of Employee’s ability and in a manner consistent with Employee’s full-time status. During Employee’s employment with the Company, Employee agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Company’s CEO.

2.          Term. This Agreement shall commence as of the Effective Date and continue until terminated pursuant to the Section 5 of this Agreement. The Employee shall begin employment on the date of this Agreement.

3.          Compensation and Related Matters.

3.1          Salary. As of the Effective Date, the Company will pay to the Employee an annualized base salary of $182,000 per annum, provided that such amount may be adjusted from time to time as determined by the Compensation Committee (“Compensation Committee”) of the Company’s Board of Directors (the “Board”) at its discretion (the “Base Salary”). Any Base Salary shall be earned by the Employee on a pro rata basis as the Employee performs services for the Company and shall be paid in monthly or other installments in accordance with the general practice of the Company from time to time.

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3.2          Bonus. The Employee shall be eligible to receive bonus payments from time to time, in an amount as determined in the sole discretion of the Compensation Committee, up to 50% of the Employee’s Base Salary, based on the Company’s profitability and the Employee meeting the mutually agreed individual objectives for specified target periods.

3.3          Vacation. The Employee shall be entitled to four (4) weeks of vacation in each fiscal year, provided that such amount may be adjusted from time to time as determined by the Compensation Committee in its sole discretion, and provided that such vacation shall be earned and used by the Employee in accordance with the Company’s vacation policy as it may change from time to time. The Employee shall also be earn and use all paid holidays and personal days given by the Company to its employees generally in accordance with the Company’s policies regarding paid holidays and personal days as they may change from time to time.

3.4          Expenses. The Company will reimburse the Employee for all reasonable business expenses incurred in performing services hereunder, upon the Employee’s presentation to the Company from time to time of itemized accounts describing such expenditures, all in accordance with the Company’s policy in effect from time to time with respect to the reimbursements of business expenses.

3.5          Withholding. All payments to the Employee under this Agreement shall be subject to required withholding for federal and state income taxes, FICA contributions and other required deductions.

4.          Stock Option Grant. The Company shall grant to the Employee stock options under the Sajan Inc. Amended and Restated 2004 Long-Term Incentive Plan to purchase up to 250,000 shares of the Company’s common stock. The option shall have a ten-year term and an exercise price equal to the fair market value on the date of the grant, and the option will vest according to the following vesting schedule provided that the Employee is employed with the Company on the applicable vesting date: (i) 62,500 shares on September 1, 2014; (ii) 62,500 shares on September 1, 2015; (iii) 62,500 shares on September 1, 2016; and (iv) 62,500 shares on September 1, 2017. The vesting of all unvested options will accelerate and all unvested options will become vested upon a Change in Control of the Company. For purposes of this Section, a “Change in Control” has the meaning set forth in the Sajan Inc. Amended and Restated 2004 Long-Term Incentive Plan, as that Plan may be amended from time to time. The option shall be evidenced by and conditioned on the Employee’s signing of a stock option agreement between the Company and the Employee on terms deemed appropriate by the Company.

5.          Termination. This Agreement does not guarantee the Employee’s continued employment for a specified period of time. This Agreement and the Employee’s employment may be terminated by either party for any or no reason on three months’ written notice to the other party. The Employee’s employment may also terminate in accordance with this Section 5.

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5.1          By the Company for Death or Disability or For Cause. The Company may terminate the Employee’s employment for death, a disability that renders the Employee unable to perform the essential functions of his job with or without reasonable accommodation, or for Cause. For purposes of this Agreement, “Cause” is defined as (i) theft, embezzlement, or a material act of dishonesty by the Employee, (ii) the Employee’s commission of a felony or crime of moral turpitude, (iii) the Employee’s gross misconduct, (iv) the Employee’s continued substantial failure to satisfy the Employee’s employment duties after the Employee has received a written demand for performance from the Company that specifically sets forth the factual basis for the Company’s belief that the Employee has not substantially performed the Employee’s duties and the Employee has failed to cure his substantial failure to satisfy his employment duties to the satisfaction of the Company’s Chief Executive Officer within 30 days of his receipt of such written demand; (v) the Employee’s continued material breach of this Agreement or any material policy of the Company after the Employee has received a written notice that specifically sets forth the factual basis for the Company’s belief that the Employee has breached this Agreement or any material policy of the Company; or (vi) the Employee’s breach of the Restrictive Covenant Agreement that the parties entered before the Employee commenced employment or any subsequent confidentiality and/or proprietary information agreements between the Employee and the Company.

5.2          By the Employee for Good Reason. The Employee may terminate employment with the Company for Good Reason. For purposes of this Agreement, “Good Reason” is defined as either of the following events occurring without the Employee’s advance consent provided that the Company has not cured such event within 30 days after receiving written notice from the Employee of such event: (a) continued failure by the Company to comply with any material provision of this Agreement; or (b) a material diminution in the Employee’s responsibilities, authority or Base Salary. The Employee must provide written notice to the Company of the existence of the Good Reason within 30 days of the initial existence of the condition. If The Company remedies the condition within the 30 day period beginning on the date the written notice of the condition is received by an officer of the Company, the Employee will not be entitled to severance under Section 6.4. Any Good Reason termination under this Section 5.2 must occur within 90 days following the initial existence of the Good Reason Condition or the Employee shall not be entitled to severance under Section 6.4.

5.3          Notice of Termination. Any termination of the Employee’s employment by the Company or by the Employee shall be communicated by written Notice of Termination to the other party, which shall describe whether such termination was for Cause, for Good Reason, or otherwise. The parties acknowledge that any written notice of noncompliance delivered under Section 5.2 does not constitute the Notice of Termination of this Agreement or the Employee’s employment required by this Section 5.3.

5.4          Date of Termination. The “Date of Termination” shall mean: (a) if the Employee’s employment is terminated by the Employee’s death, the date of Employee’s death; and (b) if the Employee’s employment is terminated for any other reason, the date on which the Notice of Termination is given or, in the event of termination by the Employee, the date on which the Employee stops providing services to the Company, whichever is earlier.

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6.          Compensation Upon Termination.

6.1          Disability. Upon the Employee’s termination because the Employee cannot perform the essential functions of his job with or without reasonable accommodation, the Employee shall be entitled to any unpaid portion of the Base Salary through the Date of Termination, and all amounts to which the Employee is entitled pursuant to the Company’s policies, including disability plans, programs and policies all in accordance with the terms thereof.

6.2          Death. If the Employee’s employment is terminated by the Employee’s death, the Company shall, within ten (10) days following the date of the Employee’s death, pay to the Employee’s estate or the Employee’s designated beneficiary any unpaid portion of the Base Salary through the Date of Termination, and, thereafter, payment of any other amounts to which the Employee is entitled pursuant to the Company’s policies, including death benefit plans, programs and policies in accordance with the terms thereof.

6.3          By the Company For Cause or By the Employee without Good Reason. If the Employee’s employment is terminated by the Company for Cause or by the Employee for any reason other than Good Reason, the Company shall pay the Employee any unpaid portion of the Base Salary and any accrued vacation time through the Date of Termination at the rate in effect at the time notice of termination is given and the Company shall have no further obligations to the Employee under this Agreement.

6.4          By the Company Without Cause or by the Employee For Good Reason. If (a) the Company terminates the Employee’s employment without Cause, or (b) the Employee properly terminates employment for Good Reason pursuant to Section 5.2, the Employee will be entitled to severance pay in a total gross amount equal to six (6) months of the Employee’s ending Base Salary with the Company ( the “Severance Payment”), which will be paid in accordance with the Company’s regular payroll schedule commencing on the first payroll date following the Employee’s signing of the general release agreement discussed in Section 6.5. of this Agreement and the expiration of any rescission period set forth in such general release agreement. In addition, any stock options that are due to be vested within six months from the Date of Termination shall become vested and exercisable. Notwithstanding anything herein to the contrary, in no event shall any portion of the Severance Payment be paid to the Employee later than the last day of the second taxable year of the Employee following the taxable year in which the Date of Termination occurs.

6.5          Conditions to Receive Severance Payments. Notwithstanding anything to the contrary in this Agreement, the Severance Payment will be provided to the Employee only to the extent the Employee satisfies and complies with the following conditions: (i) the Employee complies with all surviving provisions of this Agreement and the Restrictive Covenant Agreement referred to in Section 7 of this Agreement; and (ii) the Employee executes and delivers to the Company, and does not revoke, a full general release, in a form reasonably acceptable to the Company, releasing all claims, known or unknown, that the Employee may have against the Company, and any subsidiary, affiliate or related entity, their officers, directors, employees and agents, arising out of or any way related to the Employee’s employment or termination of employment with the Company to the fullest extent permitted by applicable law.

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7.          Restrictive Covenant Agreement. In partial consideration for the Company’s offer of employment to the Employee and the benefits of that employment, the Employee has entered the Confidentiality and Noncompete Agreement (the “Restrictive Covenant Agreement”), attached as Exhibit A, the terms of which are hereby incorporated by reference into this Agreement.

8.          Arbitration. Any claim, dispute or controversy arising out of this Agreement, the interpretation, validity or enforceability of this Agreement, the alleged breach thereof, the Employee’s employment, or the termination of the Employee’s employment, including any claims based on a class or group of employees, shall only be determined by binding arbitration in Minneapolis, Minnesota. A demand for arbitration may be submitted upon the request of either party; provided, however, that notwithstanding any other provision of this Agreement to the contrary, nothing in this Agreement shall preclude the Company from seeking injunctive relief as provided in the Restrictive Covenant Agreement or any subsequent agreement regarding the same or similar subject matter. Such arbitration shall proceed in accordance with the then-governing rules of the American Arbitration Association (“AAA”) for Employment Dispute Resolutions or Commercial Arbitration, at the option of the petitioner. Judgment upon the award rendered may be entered and enforced in any court of competent jurisdiction. It is agreed that the parties shall choose a single, neutral arbitrator from among a panel of not less than seven (7) proposed arbitrators and that the parties may have no more than two (2) panels of arbitrators presented to them by the AAA. The parties agree that they will share equally the fees of the arbitrator, and they shall each be responsible for their own attorneys’ fees and costs and any filing fee paid by them unless the arbitrator determines that one party shall pay a greater portion of such costs and fees and states the justification therefor. THE EMPLOYEE HAS READ AND UNDERSTANDS THIS SECTION WHICH DISCUSSES ARBITRATION. THE EMPLOYEE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, THE EMPLOYEE AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF THE EMPLOYEE’S RIGHT TO A JURY TRIAL, RIGHT TO PARTICIPATION IN CLASS OR GROUP LITIGATION, AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, CLAIMS OF DISCRIMINATION, RETALIATION, WHISTLEBLOWING, AND PAYMENT OF WAGES AND BENEFITS.

9.          Miscellaneous.

9.1          Recitals. The recitals to this Agreement are true and correct and constitute a part of this Agreement.

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9.2          Assignment. The rights and benefits of the Company and its permitted assigns under this Agreement shall be fully assignable and transferable to any other entity (subject to that entity’s assumption of the obligations hereunder): (i) which is an affiliate of the Company, as that term is defined under federal securities law; or (ii) which is not an affiliate and with which the Company has merged or consolidated, or to which it may have sold substantially all its assets in a transaction in which it has assumed the liabilities of the Company under this Agreement. In the event of any such assignment or transfer, all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by or against the successors and assigns of the Company. This Agreement shall not be assignable by the Employee without the prior written consent of the Company, but all obligations and agreements of the Employee hereunder shall be binding upon and enforceable against the Employee and the Employee’s successors.

9.3          Notices. All notice, requests, and other communications from any of the parties hereto to another shall be in writing and shall be considered to have been fully given or served if personally delivered, sent by facsimile, sent by national overnight delivery service, or sent by first class, certified or registered mail, return receipt requested, postage prepaid, to the party at the party’s or its address as provided below, or to such other addresses such party may hereinafter designate by written notice to the other parties: (a) if to the Company, to Sajan, Inc., 625 Whitetail Blvd., River Falls, WI 54022, Attention: Board of Directors, or (b) if to the Employee, to the address last shown for the Employee in the records of the Company. Such notice shall be deemed to be received when delivered if delivered personally, upon receipt of electronic sent confirmation (or other confirmation of receipt) if sent by facsimile, the next business day if sent by a national overnight delivery service, or three (3) business days after the date mailed if sent by certified or registered mail. Any notice of any change in the Employee’s address shall be given in the manner set forth above. Whenever the giving of notice is required, the giving of such notice may be waived in writing by the party entitled to receive such notice.

9.4          Governing Law; Jurisdiction. This Agreement, and the legal relations between the parties, shall be governed by, and construed in accordance with, the laws of the State of Minnesota without regard to such state’s conflicts or choice of law provisions. The parties consent to jurisdiction of the courts of such state and/or its Federal District Courts, and agree that venue is proper in Hennepin County for those matters not subject to arbitration.

9.5          Entire Agreement; Amendment. This Agreement constitutes the entire agreement, and supersedes all other prior and contemporaneous agreements and undertaking, both written and oral, between the parties hereto relating to the subject matter hereof. There are no representations, warranties, covenants, statements, conditions, terms of obligations other than those contained herein or relating to the subject matter hereof. No amendments or modifications to or variations of this Agreement shall be deemed valid unless in writing and executed by the Employee and the Company.

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9.6          Meanings of Pronouns; Singular and Plural Words. All pronouns used in this Agreement shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the person to which or to whom reference is made may require. Unless the context in which any word is used shall clearly indicate to the contrary, words used in the singular shall include the plural, and words used in the plural shall include the singular.

9.7          Interpretation. When a reference is made in this Agreement to Sections or Subsections such reference shall be to a Section or Subsection of this Agreement unless otherwise indicated. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

9.8          Benefit. This Agreement shall inure to the benefit of and be enforceable by the Employee or by the Employee’s personal and legal representatives, executors, administrators, heirs, devisees and legatees.

9.9          No Waiver. No delay on the part of either party in exercising any right hereunder shall operate as a waiver of such right, nor shall any waiver, express or implied, by either party of any right hereunder, or of any failure to perform hereunder or breach hereof by either party, constitute or be deemed to constitute a waiver of any other failure to perform hereunder or breach hereof by either party, whether of a similar or dissimilar nature thereto.

9.10          Attorneys’ Fees. If any litigation shall ensue between the parties concerning the interpretation of or performance under this Agreement, the prevailing party shall recover from the non-prevailing party its reasonable hourly attorneys’ fees and other expenses, if and to the extent fixed by the court.

9.11          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which counterparts shall together constitute one and the same instrument.

9.12          Headings. The headings used in this Agreement are for the convenience of the parties and shall not be deemed to be a part of this Agreement.

9.13          ADVICE OF COUNSEL. THE EMPLOYEE ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, THE EMPLOYEE HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND THE EMPLOYEE HAS READ AND UNDERSTANDS ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

(Remainder of Page Intentionally Left Blank)

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IN WITNESS WHEREOF, the parties have executed and delivered this Employment Agreement on the day and year first written above.

SAJAN, INC.

/s/ Shannon Zimmerman
By: Shannon Zimmerman
Its: CEO

/s/ Thomas P. Skiba
Thomas P. Skiba, An Individual

(Signature Page to Sajan, Inc. Employment Agreement)

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Exhibit A

See attached.

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CONFIDENTIALITY AND NONCOMPETE AGREEMENT

THIS CONFIDENTIALITY AND NONCOMPETE AGREEMENT is made and entered into as of the 29th day of August 2013, by and between SAJAN, INC., a Delaware corporation (the “Company”), and THOMAS P. SKIBA (the “Employee”).

RECITALS

WHEREAS, the Company desires to employ the Employee on a full-time basis; the Employee desires to be employed by the Company on a full-time basis; such employment is conditioned upon the Employee’s execution of this Confidentiality and Noncompete Agreement (the “Restrictive Covenants Agreement”) before the Employee begins employment on behalf of the Company, all on the terms and subject to the conditions herein contained; and

WHEREAS, the Company has devoted substantial time and expense to the marketing of its products and services; and

WHEREAS, both the Company and the Employee acknowledge that the Company’s trade secrets and proprietary information are critical assets of the Company, the confidentiality of which is to be maintained at all times and used only for furthering the conduct of the business of the Company; and

WHEREAS, the Employee acknowledges the need for, and the reasonableness of, the restrictions on competition, the disclosure of confidential information, and all other terms contained in this Restrictive Covenants Agreement; and

WHEREAS, the Employee agrees that this Restrictive Covenants Agreement is supported by adequate consideration.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties agree as follows:

1.	Disclosure of Confidential Information.

a.	Definition of Confidential Information. For purposes of this Restrictive Covenants Agreement, “Confidential Information” means any information that is not generally known to the public that relates to the existing or reasonably foreseeable business of the Company which has been expressly or implicitly protected by the Company or which, from all of the circumstances, the Employee knows or has reason to know that the Company intends or expects the secrecy of such information to be maintained. Confidential Information includes, but is not limited to, information contained in or relating to the development plans or proposals, marketing plans or proposals, strategies, financial statements, budgets, pricing formulas, customer and supplier information, employee information and other proprietary information of the Company, whether written, oral or communicated in another type of medium, whether disclosed directly or indirectly, whether disclosed prior to or after the date of this Restrictive Covenants Agreement, whether originals or copies and whether or not legal protection has been obtained or sought under applicable law. The Employee shall treat all such information as Confidential Information regardless of its source and whether or not marked as confidential.

b.	Technology. The Employee recognizes that the Company is engaged in the business of developing proprietary translation, packaging and other technologies (hereinafter the “Technology”), and that such Technology is intended to be kept in strict confidence by the Company. The Employee is aware that the Technology and its confidentiality are vital to the Company’s success. The Employee further understands that the success of the Company depends, to a great extent, on its ability to protect its Confidential Information, including that comprising the Technology, from unauthorized disclosure, use or publication. Inasmuch as the Employee will gain knowledge of or have access to the Confidential Information about the Technology, in whole or in part, in the course of employment, the Employee acknowledges that the Company is and will be entrusting the Employee with this valuable information. The Employee understands that the Company is engaged in a continuous program of research, development, production and marketing of its present and future products, and the enhancement of its Technology. The Employee further understands that, as an essential part of the Employee’s employment by the Company, the Employee is expected to make new contributions to the Company.

c.	The Employee Shall Not Disclose Confidential Information. The Employee will not, during the term of the Employee’s employment, except in conjunction with his duties while employed, or following the termination of the Employee’s employment with the Company, directly or indirectly, use, show, display, release, discuss, communicate, divulge or otherwise disclose Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, without the prior written consent or authorization of a duly authorized officer of the Company. This covenant and restriction shall continue to be binding upon the Employee after termination of employment, and is an independent covenant.

d.	Title. All documents or other tangible or intangible property relating in any way to the business of the Company which are conceived or generated by the Employee in performing his duties for the Company or come into the Employee’s possession in performing his duties during the employment period shall be and remain the exclusive property of the Company. At termination or whenever requested to do so by the Company, the Employee agrees to return all such documents, and tangible and intangible property, and all copies thereof, including, but not limited to, all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, magnetic tapes, computer files or disks, calculations or copies thereof, which are the property of the Company or which relate in any way to the business, customers, products, practices or techniques of the Company, and all other property of the Company, including, but not limited to, all documents.

e.	Compelled Disclosure. In the event a third party seeks to compel disclosure of Confidential Information by the Employee by judicial or administrative process, the Employee shall promptly notify the President of the Company of such occurrence and furnish to the President a copy of the demand, summons, subpoena or other process served upon the Employee to compel such disclosure, and will permit the Company to assume, at its expense, but with the Employee’s cooperation, defense of such disclosure demand. In the event that the Company refuses to contest such third party disclosure demand under judicial or administrative process, or if a final judicial order is issued compelling disclosure of Confidential Information by the Employee, the Employee shall be entitled to disclose such information in compliance with the terms of such administrative or judicial process or order without violating his obligations under this Restrictive Covenants Agreement.

2.	Employee Representations and Warranties.

a.	The Employee represents and warrants that performance of his duties for the Company and his obligations under the terms of this Restrictive Covenants Agreement and his Employment Agreement do not and will not cause the Employee to breach any agreement, commitment or understanding the Employee has with any other party, whether formal or informal, to assign to such other party inventions the Employee may hereafter make, or to keep in confidence proprietary information of such other party which the Employee acquired or learned prior to the Employee’s employment by the Company.

b.	The Employee represents and warrants that the Employee has not brought and will not bring to the Company, or use for the benefit of the Company, any materials and/or documents of a former employer (which, for purposes of this Section, shall also include persons, firms, corporations and other entities for which the Employee has acted as an independent contractor or consultant) that are not generally available to the public or to the trade, unless the Employee has obtained written authorization from any such former employer permitting the Employee to retain and use said materials and/or documents. With respect to any materials and/or documents that the Employee may bring to the Company for use in the course of the Employee’s employment, the Employee hereby further represents and warrants that the Employee’s use (or the Company’s use) of such materials and/or documents will not violate the intellectual property rights of any former employer of the Employee, or any other party.

3.	Company Ownership of Intellectual Property.

a.	The Employee hereby agrees to disclose promptly to the Company (or any persons designated by it) all developments, designs, creations, improvements, original works of authorship, formulas, processes, know-how, techniques and/or inventions, hereinafter referred to collectively as “Inventions”) (i) which are made or conceived or reduced to practice by the Employee, either alone or jointly with others, in performing his duties during the period of the Employee’s employment, by the Company or which are reduced to practice during the period of twelve (12) months following the termination of the Employee’s employment, that relate to or are useful in the present or future business of the Company; or (ii) which result from tasks assigned the Employee by the Company, or from the Employee’s use of the premises or other resources owned, leased or contracted by the Company.

b.	The Employee agrees that all such Inventions which the Company in its sole discretion determines to be related to or useful in its business or its research or development, or which result from work performed by the Employee for the Company, shall be the sole and exclusive property of the Company and its assigns, and the Company and its assigns shall have the right to use and/or to apply for patents, copyrights or other statutory or common law protections for such Inventions in any and all countries. The Employee further agrees to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights and other statutory or common law protections for such Inventions in any and all countries. To that end, the Employee will execute all documents for use in applying for and obtaining such patents, copyrights and other statutory or common law protections therefor and enforcing the same, as the Company may desire, together with any assignments thereof to the Company or to persons or entities designated by the Company. The Employee’s obligations under this Subsection shall continue beyond the termination of the Employee’s employment with the Company, but the Company shall compensate the Employee at a reasonable rate after such termination for time actually spent by the Employee at the Company’s request in providing such assistance.

c.	The Employee hereby acknowledges that all original works of authorship which are made by the Employee (solely or jointly with others) within the scope of the Employee’s employment which are protectable by copyright are “works for hire,” as that term is defined in the United States Copyright Act (17 USCA, Section 101).

d.	Any provision in this Restrictive Covenants Agreement requiring the Employee to assign the Employee’s rights in any Invention to the Company shall not apply to any invention that is exempt under the provisions of Section 181.78 of the Minnesota Statutes. The statute states that such assignment agreements do not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the Employee’s own time, and (1) which does not relate (a) directly to the business of the Company or (b) to the Company’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the Employee for the Company.

e.	The Company shall execute the Invention Assignment Notice attached here to as Exhibit 1 and incorporated herein by reference and the Employee shall acknowledge receipt of such notice by executing the acknowledgment contained in the Invention Assignment Notice.

f.	In the event the Company is unable, after reasonable effort, to secure the Employee’s signature on any document needed to apply for, obtain or enforce any intellectual property rights relating to any Invention with respect to which the Employee has made an inventive contribution, whether because of the Employee’s unavailability, or the Employee’s physical or mental incapacity, or for any other reason whatsoever, the Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Employee’s agents and attorneys-in-fact to act for and in the Employee’s behalf and stead solely for and in connection with the execution and filing of any such document with the same legal force and effect as if such acts were performed by the Employee.

4.	Covenants Not to Solicit or Compete. The Employee and the Company agree that the Company would be substantially harmed if the Employee competes with the Company during or after termination of employment with the Company. Therefore, in consideration of the offer of employment with the Company and the compensation and benefits offered to him, the Employee agrees that:

a.	During the Employee’s employment by the Company, the Employee agrees not to plan or otherwise take any preliminary steps, either alone or in concert with others, to set up or engage in any business enterprise that would be in competition with the Company.

b.	For a period of one (1) year after termination of the Employee’s employment, the Employee will not accept any employment render services for or to any person or entity which is competitive with the Company.

c.	During the the Employee’s employment with the Company, and for one (1) year immediately following the termination of such employment, the the Employee will not, directly or indirectly, alone or in concert with others, induce or attempt to induce for his benefit or that of any third party, any of the Company’s employees, officers, suppliers consultants, independent contractors or vendors who have held any such position or provided any goods or services to the Company at any time during the twelve (12) months preceding the date of termination of the employee’s employment, to terminate, breach, refrain from entering or otherwise alter such person or organization’s relationship with or obligations to the Company. Furthermore, the Employee may not hire nor contract with any such employee, consultant, independent contractor or vendor during said twelve (12) month period. The Employee understands that the above restraint is necessary in order to reduce the risk that the Company’s Confidential Information, including its Technology, will be disclosed to and/or used by its competitors for their benefit or to its detriment.

d.	The existence of any claim or cause of action by the Employee against the Company shall not constitute a defense to, the enforcement of the Employee’s obligations herein.

e.	Nothing contained in this Restrictive Covenants Agreement shall be construed to prevent the Employee from engaging in a lawful profession, trade or business after the termination of the Employee’s employment with the Company. This Restrictive Covenants Agreement shall be construed only as one which prohibits the Employee from engaging in acts which are unfair to the Company, and which are in violation of the confidence and trust reposed in the Employee by the Company with respect to its intellectual property as described herein.

5.	Remedies. The Employee acknowledges that irreparable injury will result to the Company if the Employee violates and continues to violate any of his covenants in paragraphs 1, 2, and 4 or the terms of this Restrictive Covenants Agreement relating to its intellectual property, and that the Company cannot adequately ascertain or quantify its damages or be compensated therefore by money damages. The Employee hereby expressly agrees that the Company shall be entitled, in addition to damages and any other remedies provided by law, to reimbursement from the Employee of the Company’s reasonable attorneys’ fees and costs incurred in successfully enforcing its rights under this Restrictive Covenants Agreement; and further agrees to the entry by a court of an injunction or other equitable remedy enjoining the Employee’s breach or threatened breach without the necessity of proof of actual damages respecting any such violation by the Employee.

a.	Pre-existing Proprietary Inventions. The Employee has identified on Exhibit 2 attached hereto a complete list of all inventions or improvements which have been made or conceived or first reduced to practice by the Employee alone or jointly with others prior to the Employee’s employment by the Company and which the Employee desires to exclude from the operation of this Restrictive Covenants Agreement. If there is no such list on Exhibit 2, the Employee represents that the Employee has made no such inventions or improvements at the time of signing of this Restrictive Covenants Agreement.

b.	Communication with Subsequent Employer. Upon the termination of the Employee’s employment, the Employee hereby authorizes the Company to notify any other party, including without limitation, the Employee’s future employers, future partners and customers of the Company, of the existence of this Restrictive Covenants Agreement, and the existence of the Employee’s covenants and responsibilities with respect to the confidential and proprietary information entrusted to the Employee hereunder.

c.	Definitions. The term “Company” or “the Company” when used in this Restrictive Covenants Agreement shall mean in addition to the Company, any affiliate of the Company. The terms “affiliate” or “affiliates” when used in this Restrictive Covenants Agreement shall mean any person that controls the Company, or is controlled by the Company, or is under common control with the Company.

d.	Entire Agreement; Modification. This Restrictive Covenants Agreement constitutes the full and complete understanding and agreement of the parties with respect to the terms contained herein and supersedes any prior understanding or agreement between the parties relating to these terms. No amendment, waiver or modification of any provision of this Restrictive Covenants Agreement shall be binding unless made in writing and signed by the parties hereto.

e.	Assignment. The rights and benefits of the Company and its permitted assigns under this Restrictive Covenants Agreement shall be fully assignable and transferable to any other entity (subject to that entities’ assumption of the obligations hereunder):

i.	Which is an affiliate of the Company; or

ii.	which is not an affiliate and with which the Company has merged or consolidated, or to which it may have sold substantially all its assets in a transaction in which it has assumed the liabilities of the Company under this Restrictive Covenants Agreement;

And in the event of any such assignment or transfer, all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the successors and assigns of the Company. This Restrictive Covenants Agreement shall not be assignable by the the Employee, but all obligations and Restrictive Covenants Agreements of the Employee hereunder shall be binding upon and enforceable against the Employee and the Employee’s personal representatives, heirs, legatees and devisees.

f.	Notices. To be effective, all notices, consents or other communications required or permitted hereunder shall be in writing. A written notice or other communication shall be deemed to have been given hereunder (i) if delivered by hand, when the notifying party delivers such notice or other communication to all other parties to this Restrictive Covenants Agreement, (ii) if delivered by facsimile or overnight delivery service, on the first business day following the date such notice or other communication is transmitted by facsimile or timely delivered to the overnight courier, or (iii) if delivered by mail, on the third business day following the date such notice or other communication is deposited in the U.S. mail by certified or registered mail addressed to the other party. Mailed or telecopied communications shall be directed as provided in the Company’s records unless written notice of a change of address or facsimile number has been given in writing in accordance with this Section.

g.	Waiver. No waiver of any term, condition or covenant of this Restrictive Covenants Agreement by a party shall be deemed to be a waiver of any subsequent breaches of the same or other terms, covenants or conditions hereof by such party.

h.	Counterparts. This Restrictive Covenants Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute one instrument.

i.	Construction and Severability. Whenever possible, each provision of this Restrictive Covenants Agreement shall be interpreted in such manner as to be effective or valid under applicable law, but if any provision of this Restrictive Covenants Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Restrictive Covenants Agreement.

j.	Applicable Law, Jurisdiction and Venue. This Restrictive Covenants Agreement, and the legal relations between the parties, shall be governed by, and construed in accordance with, the laws of the State of Minnesota without regard to such state’s conflicts or choice of law provisions. The parties consent to jurisdiction of the courts of this state and/or its Federal District Courts, and agree that venue is proper in Hennepin County, for those matters not subject to arbitration.

k.	Arbitration. Except in the event of a breach or threatened breach by the Employee of paragraphs 1 or 4 of this Restrictive Covenants Agreement, any controversy or claim arising out of or relating to this Restrictive Covenants Agreement or its breach shall only be settled by final and binding arbitration in Minneapolis, Minnesota upon the request of either party. Such arbitration shall proceed in accordance with the then-governing rules of the American Arbitration Association (“AAA”) for Employment Dispute Resolutions or Commercial Arbitration, at the option of the petitioner. Judgment upon the award rendered may be entered and enforced in any court of competent jurisdiction. It is agreed that the parties shall choose a single, neutral arbitration from among a panel of not less then seven (7) proposed arbitrators and that the parties may have no more than two (2) panels of arbitrators presented to them by the AAA. The parties agree that they will share equally the fees of the arbitrator, and they shall each be responsible for their own attorneys’ fees and costs and any filing fee paid by them unless the arbitrator determines that one party shall pay a greater portion of such costs and fees and states the justification therefore.

THE EMPLOYEE HAS READ AND UNDERSTANDS THIS SECTION WHICH DISCUSSES ARBITRATION. THE EMPLOYEE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, THE EMPLOYEE AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF THE EMPLOYEE’S RIGHT TO A JURY TRIAL, RIGHT TO PARTICIPATION IN CLASS OR GROUP LITIGATION, AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, CLAIMS OF DISCRIMINATION, RETALIATION, WHISTLEBLOWING, AND PAYMENT OF WAGES AND BENEFITS.

l.	Representation by Counsel; Interpretation. The Company and the Employee each acknowledge that each party to this Restrictive Covenants Agreement has been, or has had the opportunity to be, represented by counsel in connection with this Restrictive Covenants Agreement and the matters contemplated by this Restrictive Covenants Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Restrictive Covenants Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Restrictive Covenants Agreement shall be interpreted in a reasonable manner to affect the intent of the parties.

(Signature page follows)

Signature Page

IN WITNESS WHEREOF, the parties have executed this Confidentiality and Noncompete Agreement effective as of the date set forth above.

EMPLOYEE NAME (PRINTED):   Thomas P. Skiba

/s/ Thomas P. Skiba

COMPANY: Sajan, Inc.

By:	/s/ Shannon Zimmerman

Title:	Chief Executive Officer

Exhibit 1

INVENTION ASSIGNMENT NOTICE

Mr./Ms.

You are notified that the employment Restrictive Covenants Agreement between you and Sajan, Inc. (the “Company”) dated ____________ does not apply to any invention that qualifies fully under the provisions of Minnesota Statutes Section 181.78.

Inventions that are excluded under Minnesota Statutes Section 181.78 are inventions for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on your own time, and (1) which does not relate (a) directly to the business of the Company or (b) to the Company’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by you for the Company.

COMPANY: Sajan, Inc.

By:

Title

I acknowledge receiving a copy of this notice

Date: ____________, 20_____

Exhibit 2

PRE-EXISTING PROPRIETARY INVENTIONS

Name/Title of Proprietary Invention*	Description of Proprietary Invention

* Note: If no Proprietary Inventions are listed above the Employee executing the attached Confidentiality and Noncompete Agreement represents that none exist.

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